Exhibit 10.14

JOINT VENTURE AGREEMENT
relating to
CIRCLE OF EDUCATION, LLC

This Joint Venture Agreement (this “Agreement”) relating to Circle of Education, LLC, a California limited liability company, is entered into by and between Pacific Entertainment Corporation, a California corporation (“PEC”), and Dr. Shulamit Ritblatt, an individual residing in San Diego County, California (“Ritblatt”), as of this 20th day of September 2010.  PEC and Ritblatt are sometimes referred to herein individually as a “Partner” and collectively as the “Partners”.

RECITALS

Whereas, PEC produces and distributes entertaining and educational music-based products designed to benefit the well-being of infants and young children; and

Whereas, Ritblatt is a Doctor of Philosophy in Child Development and Family Relations and is an experienced child psychologist who has conducted extensive research into child development and developed early learning curriculum; and

Whereas, PEC and Ritblatt have together developed the Curriculum and desire to enter into a joint venture (the “Joint Venture”) which shall operate through a company organized under the laws of the State of California to be known as “Circle of Education, LLC” (the “Company”) on the terms and conditions set out below; and

Whereas, The Partners desire to set out the rights, duties and obligations of the Partners in connection with the formation, ownership and operation of the Company;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, the Partners hereto, intending to be legal bound hereby, agree as follows:

ARTICLE 1:
DEFINITIONS

Terms defined in the preamble, in the recitals and in the text hereof shall have their respective meanings when used herein, and the following terms used in this Agreement, whether singular or plural, shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

1.1           “Acceptance” is defined in Section 5.1.

1.2           “Acceptance Period” is defined in Section 11.2(a).

1.3           “Affiliate” means any corporation, company, partnership, joint venture, firm and/or entity which Controls, is controlled by, or is under common Control with a Partner, except that such term shall not include the Company.

1.4            “Agreed Proportions” initially means

 (a)           initially, 75% in respect of PEC and 25% in respect of Ritblatt;

 (b)           following the issuance of Units to a Third Party, but prior to the two-year anniversary of the Effective Date, the percentages which the nominal value of the Units beneficially owned by each Partner respectively bears to the combined nominal value of the fully issued and paid-up Units of the Company; provided, that, any remaining portion of the Reserved Units shall be treated as though owned by PEC; and

 (c)           following the issuance of all remaining Reserved Units to PEC pursuant to Section 3.1(e), the percentages which the nominal value of the Units beneficially owned by each Partner respectively bears to the combined nominal value of the fully issued and paid-up Units of the Company.

1.5           “Agreement” means this Agreement, as originally executed and as amended from time to time in accordance with the terms hereof.

1.6           “Articles of Organization” means the Articles of Organization of the Company filed with the California Secretary of State, as amended from time to time.

1.7           “Bankruptcy” means the entry of an order for relief with respect to a Partner in proceedings under any bankruptcy, insolvency or similar law of the jurisdiction of organization of such Partner.

1.8           “Board” means the Board of Managers of the Company, which shall comprise of directors.

1.9           “Business” shall mean the business of the Company as it directly and indirectly relates to the Curriculum and which is defined further in Section 2.1(a).

1.10         “Business Combination” is defined in Section 7.4(a)(i).

1.11         “Buy-Out Event” means:

 (a)           The filing of an application by a Partner for, or its consent to, the appointment of a trustee, receiver, custodian or similar person under the applicable laws of the jurisdiction of organization of such Partner, for the assets of a Partner;

                (b)           The entry of a final order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver, custodian or similar person under the applicable laws of the jurisdiction of organization of such Partner, for the assets of a Partner;

                (c)           A Partner’s Partner Interest in the Company becoming subject to the enforcement of any rights of a creditor of a Partner, whether arising out of an attempted charge upon that Partner’s Partner Interest by judicial process or otherwise, if that Partner fails to effectuate the release of those enforcement rights, whether by legal process, bonding, or otherwise, within one hundred eighty (180) days; or

                 (d)           The Bankruptcy of a Partner.

1.12         “Buy-Out Event Date” means the date of an occurrence of a Buy-Out Event.

1.13         “Change of Control” means the sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation, partnership or limited liability company in which the Company is not the surviving entity, the acquisition by a Third Party of in excess of 50% of all of the outstanding Units of the Company, or the liquidation of the Company.

1.14         “Charter Documents” means the Articles of Organization of the Company and Operating Agreement of the Company.

1.15         “Company” means “Circle of Education, LLC,” a California limited liability company formed pursuant to this Agreement and any successor thereto.

1.16         “Confidential Information” means any information that the disclosing party designates as being confidential, whether written or oral, or under the surrounding circumstances the disclosure ought to be treated as confidential, or any intellectual property of non-public, technical or business information written, orally disclosed or delivered by one Partner or any of its Affiliates (the “Disclosing Party”) to another Partner or any of its Affiliates (the “Receiving Party”). Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include:

(i)             any information or material that is publicly known or available, or becomes publicly known or available, without any act or omission of the Receiving Party;

(ii)            any information or material which prior to disclosure was rightfully in the possession of the Receiving Party without restriction on use or disclosure;

(iii)           any information or material that is rightfully received by the Receiving Party from a non-party without an obligation of confidence; or

(iv)           any information or material that is independently developed by the Receiving Party without use or reference to any Confidential Information of the Disclosing Party.

1.17         “Contributed Assets” is defined in Section 3.1(d).

1.18         “Control,” “Controlled” or “Controlling” means the control of a person exercised through the direct or indirect ownership of greater than fifty percent (50%) of the stock, shares or other voting interest of such person.

                1.19         “Conversion Date” is defined in Section 11.12(b).

                1.20         “Conversion Price” is defined in Section 11.12(a).

1.21         “Curriculum” shall mean the music-based instruction, including songs, books, materials and activities, developed for teachers, parents and caregivers for the purpose of promoting school readiness for children aged 0-5.

1.22         “Director” means a member of the Board of Managers of the Company including, where applicable, an alternate Director.

1.23         “Disposition,” “Dispose” or “Disposing” refers to and means the sale, assignment, transfer, exchange, pledge or encumbrance or other disposition of all or any part of such Partner’s Partner Interest in the Company or of some other specified property, in any manner, whether, voluntarily or involuntarily, or by operation of law or otherwise; provided, however, that a merger or other business combination of PEC shall not be deemed a Disposition for purposes of this Agreement.

1.24           “Dispute” is defined in Section 8.1.

1.25           “Drag-Along Partner” is defined in Section 11.9(a).

1.26           “Drag-Along Right” is defined in Section 11.9(a).

1.27           “Dragged Units” is defined in Section 11.9(b).

1.28           “Effective Date” means the filing date of the Company’s Articles of Organization with the California Secretary of State.

1.29           “Fiscal Year” means the annual accounting period of the Company, which is the twelve months ended December 31, except that for 2010, it is the period from the date of the Company’s formation and ending on December 31, 2010.

1.30           “Indemnitees” is defined in Section 9.1.

1.31           “Independent Appraiser” is defined in Section 14.2.

1.32           “Intellectual Property Rights” of Company shall mean all patents, copyrights, trademarks, trade secrets, confidential information, designs, ideas, discoveries, inventions, processes, research results, work product, whether or not technical in nature and whether or not patentable or registrable under copyright or similar laws, and/or any other intellectual property rights recognized by law of each applicable jurisdiction that relate solely and exclusively to the Business, as set forth in Section 1.9. However, the Intellectual Property Rights of Company shall not include the intellectual property rights of Ritblatt or PEC that fall outside the definition of the Business.  Additionally, the Intellectual Property Rights of Company shall include the intellectual property rights of PEC related to the Curriculum (including but not limited to Curriculum based music and any Curriculum based activities) that may have been developed, contributed or funded by PEC prior to or subsequent to PEC’s capital contribution to the Company, which are intended to be used in the Business or incorporated into the Curriculum. However, the Intellectual Property Rights of the Company shall not include intellectual property rights of PEC in songs and characters developed prior to and subsequent to PEC’s capital contribution, which are currently used or intended to be used in PEC’s business but which are also used or intended to be used by the Company for the Curriculum.  For clarity, should Company itself develop songs or characters for use in the Business or incorporation into the Curriculum, such songs or characters shall be the Intellectual Property of Company. As to all intellectual property rights of PEC developed prior to PEC’s capital contribution or hereafter developed, which are intended to be used in the Business or incorporated into the Curriculum, PEC hereby grants a royalty free license to the Company until there is a Change of Control of the Company; provided, however, that (i) if aggregate ownership percentage of the Partners drops below 50% of all outstanding Units at any time, PEC shall be entitled to receive royalties for such intellectual property at a discounted rate, which discount shall be a reasonable discount based on industry standards, and (ii) if aggregate ownership percentage of the Partners drops below 30% of all outstanding Units at any time, PEC shall be entitled to receive royalties based on the fair market value of such rights in the industry.

1.33           “Joint Venture” means the joint venture entered into pursuant to this Agreement.

1.34           “Losses” shall mean any claims, losses, liabilities, damages, penalties, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing any indemnity.

1.35           “Members” means all of the members of the Company, including but not limited to the Partners and any additional members admitted pursuant to the terms and conditions of the Operating Agreement, hereby incorporated by reference.

1.36           “Moral Rights” shall mean any right of paternity or integrity, any right to claim authorship, to object to or prevent any distortion, mutilation or modification of, or other derogatory action in relation to the subject work whether or not such would be prejudicial to the author’s honor or reputation, to withdraw from circulation or control the publication or distribution of the subject work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral” right.

1.37            “Notice of Proposed Sale” is defined in Section 11.2.

1.38           “Offered Units” is defined in Section 5.1.

1.39           “Operating Agreement” means the operating agreement of the Company, as amended from time to time, which shall be executed by each Member of the Company.

1.40           “Partner” means each of PEC and Ritblatt and each other Person that from time to time becomes a Partner pursuant to the terms of this Agreement.

1.41           “Partner Interest” means, with respect to each Partner, the Units that are owned by such Partner and all rights appurtenant thereto as a Member of the Company under the Company’s Charter Documents and as provided under the applicable provisions of the laws of the State of California.

1.42           “PEC” means Pacific Entertainment Corporation, a California corporation.

1.43           “PEC Director” is defined in Section 4.2(a).

1.44           “PEC Stock” is defined in Section 11.12(a).

1.45           “Person” shall mean any individual, sole proprietorship, corporation, partnership, company with limited liability, unincorporated society or association, trust, or other legal entity.

1.46           “Preemption Notice” is defined in Section 5.1.

1.47           “Quorum” is defined in Section 7.2(e).

1.48           “Representatives” is defined in Section 10.1.

1.49           “Reserved Units” is defined in Section 3.1(e).

1.50           “Ritblatt” means Dr. Shulamit Ritblatt, an individual residing in San Diego County, California or any designated entity which is under Dr. Shulamit Ritblatt’s ownership of fifty percent (50%) or more which is under her direct management or supervision.

1.51           “Ritblatt Director” is defined in Section 4.2(b).

1.52           “Seller” is defined in Section 11.10(a).

1.53           “Selling Partner” is defined in Section 11.2.

1.54           “Subsidiary” or “Subsidiaries” means with respect to any Person (other than a natural individual), any other Person Controlled by such Person.

1.55           “Tag-Along Right” is defined in Section 11.10(a).

1.56           “Tag-Along Notice” is defined in Section 11.10(b).

1.57           “Tax” and “Taxes” shall mean any and all national, local and foreign taxes, assessment and other governmental charges, duties, impositions and liabilities including taxes based upon or measured by gross receipts, income, profits, sales, use or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

1.58           “Third Party” means a Person other than one of the Partners or an Affiliate of one of the Partners.

1.59           “Under-allotted Portion” is defined in Section 5.3.

                1.60           “Units” means ordinary units, no par value, of the Company with the rights, preferences and designations set out in the Company’s Charter Documents.

1.61           “Valuation Date” is defined in Section 14.3.

ARTICLE 2:
OBJECT OF THE COMPANY; NAME

2.1           Business.  The Partners are entering into the Joint Venture and forming the Company under the laws of the State of California for the purpose and scope as follows:

(a)           Purpose.  The Business Purpose of the Company shall be to, directly or indirectly, through any means of dissemination as determined to be desirable by the Board or Management, provide the Curriculum for teachers, parents and caregivers for the purpose of promoting school readiness for children aged 0-5 using music-based instruction.

(b)           Other Activities. Subject to Section 7.4(a)(ii), the Partners may expand the scope of the Business as provided herein and will determine appropriate business models covering any expanded businesses.

2.2           Name.  The name of the Company shall be “Circle of Education, LLC” and all business of the Company shall be conducted under such name, but in any case only to the extent permitted by applicable law.

2.3           Principal Place of Business.  The registered office of the Company shall be in San Diego, California and the principal place of business of the Company at which the records required to be maintained by the laws of California are to be kept shall be in such place or places as the Board shall specify.  Initially, the Company’s business offices shall be located in the current business offices of PEC located at 5820 Oberlin Drive, Suite 203, San Diego, California 92021, and, subject to Section 7.7, PEC and the Company shall use reasonable efforts to negotiate and enter into a cost-reimbursement agreement for certain out-of-pocket expenses of the Company covered by PEC on the Company’s behalf, which shall not include office space, use of office equipment, personnel and supplies.

ARTICLE 3:
COMPLETION

3.1           Formation of the Company. As soon as practicable following the full execution of this Agreement and in accordance with all applicable law:

(a)           Organization.  The Partners shall cause the Company to be established under the laws of California, or such other jurisdiction of organization as may be mutually agreed by the Partners, with a limitation of 50,000,000 authorized Units.

(b)           Subscription of Shares.  Upon or prior to the filing of the execution by the Partners of the Operating Agreement,  or on a subsequent date to be mutually agreed by the Partners, the Partners shall subscribe for their respective Units as set out below and contribute to the Company all of their right, title and interest in and to the properties described below:

Partner	No. of Units	Contribution

PEC	10,000,000
All right, title and interest in and to the Intellectual Property held by it or hereafter obtained by it, including all necessary and advisable documentation necessary to the transfer thereof to the Company pursuant to Section 3.1(c) below.

Ritblatt	5,000,000
All right, title and interest retained in the Curriculum and Intellectual Property held by it or hereafter obtained by her, including all necessary and advisable documentation necessary to the transfer thereof to the Company pursuant to Section 3.1(c) below, with the exception that both Partners acknowledge and agree that the Curriculum was developed through extensive know-how developed by Ritblatt over the course of years and which, subject to Section 6.11 hereof, is and may continue to be utilized by her in other educational and business activities and that Ritblatt should retain the rights to publish her research, including research utilized in the development of the Curriculum and Intellectual Property.  In addition, the Partners acknowledge the contribution of Ritblatt’s sweat equity in the development of the Curriculum and Intellectual Property to the Company. PEC is aware that Ritblatt holds a UCPC copyright memorandum from San Diego State University (SDSU” executed by the Vice President of Research of SDSU dated February 12, 2010 stating that SDSU UCPC is not recommending that work done by Dr Ritblatt should be assigned to the university. PEC is aware that at the last meeting between Larry Balaban and the President of SDSU on September 14, 2010, the President of SDSU questioned the validity of the assignment.

(c)           Additional In-Kind Contributions.  Each of the Partners shall contribute to the Company all currently owned or hereafter acquired commercial ideas and development, applications, databases, prospective web addresses, licenses and permits, logos, scripts, agreements and all other intangible or tangible assets created for the Business or in conjunction with the Intellectual Property for use by the Company or in the development, marketing or distribution of the Business and Curriculum.  PEC shall use its best-efforts to negotiate a royalty-free license agreement with San Diego State University on behalf of the Company for the license of the university’s logo for use by the Company and for the ongoing support and endorsement of the Company and Curriculum by the university.

(d)           No Encumbrances; Transfer Taxes.  Each of the Partners shall contribute the property described in subsections (b) and (c) above to the Company, free and clear of all liens, security interests, mortgages or other encumbrances (collectively, the “Contributed Assets”).  Each Partner shall pay all sales, use, transfer, recording, gains, stock transfer and other similar taxes and fees (“Transfer Taxes”) incurred in connection with their respective in-kind capital contributions to the Company and shall be responsible for filing all necessary documentation and tax returns with respect to such Transfer Taxes.

(e)           Reserved Units.  The Company shall set aside 5,000,000 Units which may be sold to raise additional funding for the Company pursuant to Section 11.8(a) hereof (the “Reserved Units”).  If no portion of the Reserved Units has been sold to any Third Party upon the earlier of the second anniversary of the Effective Date or the effective date of a Change of Control of the Company, all remaining Reserved Units on such date shall be issued to PEC without further consideration.

3.2           Payment for Units.  The Units shall be subscribed for the property set forth in Sections 3.1(b) and (c) and shall be issued only upon the full execution of all transfer documents and the completion of all filings necessary for the complete transfer of the Contributed Assets to the Company.

3.3           Duration.  The Term of this Agreement shall commence on the Effective Date and shall continue in effect until terminated by a resolution of Partners or of a court with jurisdiction over the Company’s affairs causing the Company to be wound-up or upon the effective date of a Change of Control following which one (1) of the Partners no longer directly or indirectly holds any ownership interest in the Company.

ARTICLE 4:
APPOINTMENT OF DIRECTORS

4.1           Number.  The maximum number of Directors holding office at any time shall be five (5) unless otherwise approved by amendment of the Operating Agreement.

4.2           Appointment.  The Directors of the Company shall be appointed as follows:

(a)           PEC shall be entitled to appoint three (3) Directors to be designated as the PEC Directors (“PEC Directors”);

(b)           Ritblatt shall be entitled to appoint one (1) Director to be designated as the Ritblatt Director (“Ritblatt Director”); and

(c)           If and when additional Units of the Company representing a minimum of 20% of all outstanding Units upon issue are sold to Third Party investors, PEC and Ritblatt shall mutually appoint one (1) director to represent the external investors on the Board of Managers which director shall possess such character, experience and know-how as will be beneficial to the Company.

In the event that the Board shall delegate any of its responsibilities to a committee of the Board, the proportion of PEC Directors to Ritblatt Directors shall be no less than two to one (2-1).

(d)           The Partners shall be mindful of the duties and obligations of the members of the Board of Managers and exercise good judgment in the appointment or removal of Directors to serve on the Board, including but not limited to removal of an appointed Director for commission of a crime or other malfeasance.

(e)           In the event that any Partner’s Units pass to his or her heirs upon death or mental incapacity of the Partner, the heirs shall be required to execute this Agreement and shall acquire all of the rights and be subject to all of the obligations of the original Partner, including the right to appoint Directors to the Board of Managers pursuant to this Section 4.2.

4.3           Appointment of Chief Executive Officer.  Upon execution of the Operating Agreement, Larry Balaban shall be immediately appointed to serve as the Company’s Chief Executive Officer (the “Chief Executive Officer”).  The Chief Executive Officer and all other officers named or appointed by the Board or the Chief Executive Officer shall serve at the pleasure of the Board of Managers or per a written employment agreement until such date as they shall either resign or removed by the Board.

ARTICLE 5:
ADDITIONAL FUNDING

5.1           Additional Issuances of Securities.  If the Company shall propose to issue to any Third Party or Parties any additional Units (the “Offered Units”) in the Company, the Company shall, before consummating such proposed issuance, (i) deliver a notice to each Partner four weeks prior to the date of such proposed issuance (the “Preemption Notice”), and (ii) provide each Partner the right of first refusal to purchase any or all of such Partner’s Agreed Proportion of the Offered Units at the price per Offered Unit, and otherwise on the same terms and conditions, as the Company proposes to issue such Offered Units to the Third Party offeror(s), except as otherwise provided herein.  Such right of first refusal shall be exercisable by each Partner if it gives notice (“Acceptance”) stating that the Partner is exercising such right and stating the number of Offered Units, or the percentage of, the Partner’s Agreed Proportion with respect to which it is exercising such right, within thirty (30) days (the “Preemption Acceptance Period”); provided that each Partner agrees to cooperate and use its, his or her reasonable efforts to inform the Company that it will waive such right as promptly as practicable after delivery by the Company of the Preemption Notice.   If any Partner gives Acceptance to the Preemption Notice, such Partner shall be irrevocably obligated to purchase, and, except as provided in Section 5.2 and applicable federal and state securities laws, the Company shall be irrevocably obligated to issue and sell to the Partner, its Agreed Proportion of the Offered Units at the stated purchase price, and on the other terms, set forth in the Preemption Notice except as otherwise provided herein.

5.2           Election Not to Sell.  The Company may, at any time prior to the consummation of a sale of the Offered Units, determine not to sell any Offered Units to the Third Party offeror(s), or to reduce the number of Offered Units to be sold to such offeror(s), in which event, and provided there is no further change during to the number of Offered Units, each Partner shall have the right to purchase only its Agreed Proportions, if any, of such Offered Units.

5.3           Under-allotment.  If the number of Offered Units in respect of which Acceptances have been received is less than the combined Agreed Proportion of all Partners, the Partner who has accepted its entire Agreed Proportion of Offered Units may subscribe to purchase any portion of or all of the remaining Agreed Proportion of the Partner who did not accept its entire Agreed Proportion of Offered Units (the “Under-allotted Portion”) at the same price and on the same terms as prescribed by Section 5.1.  Promptly upon termination of the Preemption Acceptance Period, the Company shall provide written notice of the Under-allotted Portion to the Partners.  The remaining Partner shall then have ten (10) business days to submit a further Acceptance as to the Under-allotted Portion of Offered Units.

5.4           Definitive Documentation and Closing.  If any Partner gives Acceptance in response to any Preemption notice, the Company and the purchasing Partner shall as promptly as practicable enter into definitive agreements for the purchase and sale of the Offered Units to be purchased by such Partner, and shall hold a closing of such purchase and sale as promptly as practicable thereafter. Payment for all Offered Units shall be made in cash or cash equivalent form, including wire transfer at the closing.  No Offered Units will be issued to any Partner until full payment therefore has been received by the Company and has settled in the Company’s account.

5.5           Sale of Remaining Offered Units.  The Company shall be entitled to sell to the proposed Third Party offeror(s) any Offered Units not purchased by the Partners pursuant to this Article V at the same purchase price and payment terms described in the Preemption Notice and upon such other terms not more favorable to such offeror(s) than as described in the Preemption Notice; provided that definitive agreements for such purchase and sale are entered into within six (6) months after the expiration of the Preemption Acceptance Period or the earlier waiver by each Partner of its rights under this Article V.  Thereafter, the provisions of this Article V shall again apply to any proposed issuance of any of the Offered Units.

ARTICLE 6:
COVENANTS, REPRESENTATIONS AND WARRANTIES

6.1           Compliance with Applicable Law.  Each Partner shall comply with all applicable laws, regulations, rules and orders of governmental authorities the non-compliance with which could have a material adverse effect on the business affairs or financial condition of the Company.

6.2           No Restrictive Covenants.  No Partner shall enter into or become subject to any contract, agreement, restriction or covenant which would apply to the Company so as to impair or inhibit the Company’s ability to conduct its business as contemplated herein or otherwise frustrate the Business of the Joint Venture.

6.3           Organization. Each Partner represents and warrants that, on and as of the date of this Agreement, it is (if not an individual) duly organized and existing under the laws of its jurisdiction of organization, that it has the corporate (or other) power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted and to perform its obligations under any contracts by which it is bound, including, without limitation, this Agreement. Each Partner has all requisite corporate (or other) power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.

6.4           No Conflict.  Except as set forth on Schedule 6.4, subject only to the approval of the principal terms of this Agreement by each corporate Partner’s Board of Managers or other governing body, the execution and delivery of this Agreement by each Partner does not, and as of the Effective Date, the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default by such Partner under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of such Partner’s Articles of Incorporation or Bylaws or other constituent documents, (b) any material contract assigned by or assumed by the Company from such Partner, (c) any instrument, permit, concession, franchise, license, judgment, order or decree applicable to the Company or its properties, assets or subsidiaries, or (d) any agreement or governing documents relating to an existing joint venture or other interests to be contributed by a Partner to the Company.

6.5           Governmental Consents.  Each Partner represents and warrants that it will use all commercially reasonable efforts to obtain any and all approvals or consents of, and to make all notices and filings with, all governmental authorities necessary for the Partners to enter into this Agreement and for the Company to conduct its Business as contemplated hereby. If, notwithstanding all commercially reasonable efforts of the Partners hereto, any of such necessary governmental licenses, approvals or consents are not granted, with the result that the purposes of this Agreement are substantially frustrated, the Partners shall enter into good faith negotiations with the objective of restructuring the relationship between them such that the effects of such nonoccurrence shall be minimized.

6.6           Other Approvals.  Each Partner represents and warrants that it will use all commercially reasonable efforts to obtain all other consents and/or approvals of any Third Parties necessary for such Partner to enter into this Agreement and for the Company to conduct its Business as contemplated hereby; provided, that if, notwithstanding all commercially reasonable efforts of the Partners hereto, any of such consents and/or approvals are not granted, with the result that the purposes of this Agreement are substantially frustrated, the Partners shall enter into good faith negotiations with the objective of restructuring the relationship between them such that the effects of such nonoccurrence shall be minimized.

6.7           Litigation.  There is no action, suit or proceeding of any nature pending or, to each Partner’s knowledge, threatened against such Partner, its properties or any of its officers, directors or employees that would prohibit, alter or delay the consummation of the transactions contemplated by this Agreement or which would prohibit or restrict the Business of the Company as it is currently contemplated to be conducted, nor, to the knowledge of each Partner, is there any reasonable basis therefor.  To each Partner’s knowledge, there is no investigation pending or threatened against such Partner, its properties or any of its officers, directors or employees by or before any governmental authority.  No governmental authority has at any time challenged or questioned the legal right of each Partner to conduct its operations as presently or previously conducted.

6.8           Businesses of Partners.  Subject to Section 6.9 hereinbelow, any Partner and its respective Affiliates may engage in and/or possess an interest in other business ventures of any nature and description, independently or with others; and neither the Company nor the other Partners hereto shall have any right by virtue of this Agreement in or to any such independent venture or to any income or profits derived therefrom and no Partner or any Affiliate of any Partner shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and each of them shall have the right to take for its own account (individually or as a trustee) or to recommend to others any such particular investment opportunity.

6.9           Exclusivity.  Subject to the terms and conditions set forth below in this Section 6.9, the Company will be the exclusive vehicle for the Partners to pursue the Business.  Each of the Partners hereby covenants to and with the other Partners that during the term of this Agreement and for a one (1) year thereafter neither they nor any of their respective Affiliates which they control will do any one or more of the following:

(a)           enter into any negotiations, discussions, deliberations, agreements or arrangements of any nature whatsoever with any Third Party to either directly or indirectly carry on or be engaged or interested in a business or be directly or indirectly engaged, concerned or interested whether on its own account or as a member, shareholder, consultant, agent, beneficiary, trustee or otherwise in any enterprise, corporation, firm, trust, joint venture or syndicate which is engaged, concerned or interested in or carrying on any business which directly competes with the Business of the Company;

(b)           on its own account or for any person, enterprise, firm, trust, joint venture or syndicate directly or indirectly entice (or attempt to entice) away from the Company any Business of any customer of the Company;

(c)           on its own account or for any person, enterprise, firm, trust, joint venture or syndicate directly or indirectly entice (or attempt to entice) away from the Company any supplier to the Company to the extent related to any Business;

(d)           on its own account or for any person, enterprise, firm, trust, joint venture or syndicate directly or indirectly entice (or attempt to entice) away from the Company any employee, officer, agent consultant, advisor, or any individual who is employed by the Company in any capacity whatsoever. As used herein, “entice” means contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other Partners; provided, however, that nothing herein shall be construed to prohibit the Partners from (a) placing advertisements for employment which are aimed at the public at large in any newspaper, trade magazine, or other periodical in general circulation or advertising for employment through any other mass medium such as radio, television or the Internet, (b) responding to any unsolicited inquiry by an employee concerning employment or (c) employing an employee of the Company after first having obtained the approval of the Board which approval; or

(e)           personally or by its employees or agents or by circulars, letters or advertisements whether on its own account or for any other Person, enterprise, firm, trust, joint venture or syndicate directly or indirectly interfere with the Business of the Company or divulge to any Person any information concerning the Business of the Company or the Company or any of its respective dealings, transactions or affairs except to the extent it is required to do so:

(i) to comply with applicable laws, to defend or prosecute litigation or to comply with government regulations; or

(ii) as part of normal report or review procedure to its parent company, auditors or attorneys.

Each Partner acknowledges that each of the prohibitions and restrictions contained in Sections 6.9(a) through (e) are reasonable as to period, territorial limitations and subject matter in order to protect the Business and material breach of any of the prohibitions and restrictions contained herein may not be adequately compensated by an award of damages and therefore any breach by a Partner of any of those prohibitions and restrictions will entitle any other Partner, in addition to any other remedies available at law or in equity, to seek an injunction to restrain the committing of any breach (or continuing breach) of any of those prohibitions or restrictions, subject to the non-breaching Party providing written notice of the breach and subject to a sixty (60) day cure period.

6.10           No Encumbrances on Partner Interest.  Except as otherwise set forth on Schedule 6.10 hereto and further subject to the provisions of this Agreement, no Partner shall pledge, mortgage, charge or otherwise encumber its Partner Interest, including the Units held by such Partner without the prior written consent of the other Partner.

6.11           Non-Compete. Each Partner hereby represents and warrants that, it and its Affiliates will not compete with the Company as it relates to the Business.

6.12           Tax Election.  Each Partner hereby covenants and agrees that with respect to the Company and each Subsidiary of the Company, they shall mutually determine whether the Company or such Subsidiary shall make a “check the box” election for tax reporting purposes or other relevant tax matters so as to maximize the benefits to be received by all Partners and each Partner shall execute and file all required documents related to such mutual determinations.  The Company shall initially elect to be taxed as a partnership for income tax purposes.

ARTICLE 7:
CONDUCT OF THE COMPANY’S AFFAIRS

7.1           Partners.  Initially, PEC shall have a voting interest in the Company equal to 75% and Ritblatt shall have a voting interest in the Company equal to 25%, and any dividends, distributions, or allocations of profits or losses shall be made based upon such percentages. However, following the sale of Units to a Third Party, all voting rights and allocations of dividends, distributions or profits or losses shall be shall be based upon each Member’s percentage ownership of all outstanding Units of the Company and each Unit shall be entitled to one (1) vote with respect to all items upon which Members are entitled to vote. The Partners shall exercise all voting rights and other powers available to them in relation to the Company so as to ensure (insofar as they are reasonably able to do so by the exercise of those rights and powers) that:

(a)           the business of the Company consists exclusively of the Business;

(b)           the Company complies with the provisions of its Charter Documents;

(c)           the Board determines the general policy of the Company (subject to the provisions of this Agreement) including the scope of the Company’s activities and operations, the Board reserving to itself and to Partners matters involving major or unusual decisions as described in Section 7.4 below, subject to the applicable law of the Company’s jurisdiction of organization.

7.2           Board of Managers. The business, property and affairs of the Company shall be managed by the Board in accordance with the provisions of this Agreement, the Charter Documents, and all applicable law. The Board shall use all reasonable efforts to maximize the Company’s profitability.

(a)           Voting.  Each Director shall cast one (1) vote on each resolution to be voted upon.

(b)           Dismissal and Suspension.  A Director shall only be suspended or dismissed upon the written request of the Partner who had the authority to nominate such Director for election.  The Director appointed to represent Third Party investors may only be suspended by the unanimous agreement of the Partners.

(c)           Vacancies. A vacancy shall only occur in the event of a resignation or a dismissal of a Director, and any vacancy shall be filled only by the Partner who was entitled to appoint such resigning or dismissed Director. A vacancy created by the resignation or dismissal of the Director appointed to represent Third Party investors may only be filled by the unanimous agreement of the Partners.

(d)           Meetings of the Board of Managers.  The Partners agree that:

(i)           at least four (4) meetings of the Board will take place each Fiscal Year with a minimum of one (1) per fiscal quarter;

(ii)           additional meetings of the Board will be convened at the written request of any Director or upon thirty (30) days’ prior written notice from one of the Partners;

(iii)           meetings of the Board will be held at the principal office of the Company or such other places within the State of California, County of San Diego, as the Chairman of the Board, after consultation with the rest of the Board, decides and specifies in the Notice of such meeting; and

(iv)           meetings of the Board may be conducted by telephonic conference or any similar means of communication which enables all participants to hear and be heard.

(e)           Board Action.  Except as otherwise set forth in this Agreement, an action or decision of the Board or any committee thereof shall require the consent or vote of a simple majority of all of the Directors.  A majority of the total number of Directors (or the Directors who are members of a committee) (which majority shall, subject to Section 7.2(f), include at least two PEC Director and one Ritblatt Director) shall be necessary to constitute a quorum (“Quorum”) for the transaction of business at any meeting of the Board, and except as otherwise provided in this Agreement or by the applicable laws of the State of California, the action of a simple majority of Directors (or the Directors who are members of a committee) present at any meeting at which there is a Quorum, when duly assembled, is valid.  A meeting at which a Quorum is initially present may continue to transact business, notwithstanding the withdrawal of Directors, if any action taken is approved by a majority of the required Quorum for such meeting.  No Partner, acting in its capacity as a Partner, shall have the authority to act for and bind the Company unless such matter has been approved by the Board as set forth herein.

(f)           Notice of Meetings.  Notices of meetings of the Board (or any committee thereof), including the time and place of any proposed meeting and a proposed agenda for such meeting, shall be delivered personally to each of the Directors (or the Directors who are members of a committee) or personally communicated to them by an officer of the Company by telephone and confirmed in writing by facsimile, or communicated by overnight courier service (receipt requested) at least fifteen (15) days in advance of such proposed meeting, unless waived by each of the Directors (or the Directors who are members of a committee).  Notice shall be transmitted to the last known facsimile number or address of the Director as shown on the records of the Company.  Such notice as above provided shall be considered due, legal and personal notice to such Director.  If at any meeting of the Board (or any committee thereof) that has been duly called or noticed, a quorum (as described in Section 7.2(e)) is not present, such meeting shall be adjourned and reconvened in two (2) business days, unless such adjournment has been waived by all of the Directors (whether or not present at the meeting).  Notice of the revised meeting date shall be given to each Director pursuant to the foregoing provisions excluding the number of days of advance notice.  Notwithstanding the provisions of the second sentence of Section 7.2(e) above, in the event that at least one Director appointed by each Partner is not present at such reconvened meeting, such meeting shall be deemed to have a quorum if a majority of the total number of Directors is present.  Meetings of the Board (or any committee thereof) shall be delayed only once for lack of participation of the Directors appointed by any Partner.  With respect to a meeting which has not been duly called or noticed pursuant to the foregoing provisions, all transactions carried out at the meeting are as valid as if they had been carried out at a meeting regularly called and noticed if:  (i) all Directors are present at the meeting, and sign a written consent to the holding of such meeting, (ii) a majority of the Directors are present and if those not present sign a waiver of notice of such meeting or a consent to holding the meeting or an approval of the minutes thereof, whether prior to or after the holding of such meeting, which waiver, consent or approval shall be filed with the other records of the Company, or (iii) all Directors attend a meeting without notice and do not protest prior to the meeting or at its commencement that notice was not given to them.

(g)           Action by Unanimous Written Consent.  Any action required or permitted to be taken by the Directors may be taken without a meeting and will have the same force and effect as if taken by a vote of Directors at a meeting properly called and noticed, if authorized by a writing signed individually or collectively by all, but not less than all, the Directors. Such consent shall be filed with the records of the Company.

(h)           Compensation and Reimbursement of Directors and Officers.  The Directors shall not receive compensation for their services to the Company as Directors, but shall be reimbursed by the Company for any out-of-pocket expenses reasonably incurred in connection with their services as Directors.  Officers of the Company may only receive such compensation as is standard in the industry for applicable services both in terms of time devoted and character of services.

(i)           Any Director may participate in any meeting of the Board (or any committee thereof) telephonically or by any other electronic audio or video means.

7.3           Appointment of Staff.  The Company shall employ such staff as the Board considers necessary for the proper conduct of its Business.  The Chief Executive Officer can appoint and shall use all reasonable endeavors to ensure that the appointees have experience and qualifications which are commensurate with the relevant appointment and dismiss employees in accordance with the provisions of this Agreement and the Charter Documents and any applicable laws of and can grant such employees any and all titles (e.g., Vice-Chief Executive Officer or Secretary).

7.4.           Required Partner Approvals.

(a)           Actions Requiring Supermajority Approval of Members. For so long in excess of 50% of all outstanding Units of the Company are held by the Partners, the Company shall not, and shall not permit any of its Subsidiaries, to take, authorize or cause to be taken any of the following actions without the vote of at least 90% of its Members:

(i)           (A) Any merger or consolidation, or (B) any divestiture, joint venture, partnership, acquisition or other business combination with, by or of the Company into or with any other Person (“Business Combination”);

(ii)          Any material changes in the Business of the Company, including but not limited to the expansion of the scope of the Business;

(iii)         Any amendment to the Charter Documents;

(vii)        The removal of any PEC or Ritblatt Director from the Board of Managers except for a removal by the appointing Partner; or

(viii)       Any transaction which would result in the Company being taxed as a publicly traded partnership pursuant to the Internal Revenue Code of 1986, as amended.

Following an initial decrease in the combined ownership percentage of the Partners in the Units of the Company to 50% or less of the total outstanding Units, all matters to be voted upon by the Members shall be approved by the vote of a simple majority, including but not limited to items delineated in Section 7.4(a).

(b)           Other Partner Action.  Subject to the other terms of this Agreement, all other actions of the Members required pursuant to applicable provisions of the law of the Company’s jurisdiction of organization or the Company’s Charter Documents shall be approved by a simple majority vote at a duly constituted meeting of Members with each Member entitled to one vote per Unit held of record as of the record date for such meeting.

7.5           Accounting and Internal Controls.

(a)           Maintenance of Accounting Records.  The Company will conduct its business at all times in accordance with high standards of business ethics and maintain full and accurate books, records and accounts which will, in reasonable detail, accurately and fairly reflect all transactions of the Company in accordance with generally accepted accounting principles, procedures and practices in the United States which have been consistently applied.

(b)           US GAAP.  The Company must ensure that a set of the Company’s annual and quarterly accounts, based on a calendar fiscal year, is prepared in accordance with U.S. Generally Accepted Accounting Practices.

(c)           Reports. The Chief Executive Officer must provide the Board and the Partners with sufficient management and financial information and reports to allow the Board and the Partners to monitor the conduct the Business, which financial information and reports shall not be provided less often than monthly.  Monthly reports provided pursuant to this Section 7.5(c) shall include an unaudited balance sheet and profit and loss statement prepared by management.

(d)           Approval of Annual Accounts. The authority to approve the annual accounts of the Company lies with the Board of Managers.

7.6           Bank Accounts.  Company funds shall be deposited in the name, and for the sole benefit, of the Company in such bank or savings and loan accounts of the Company as may be designated by the Board.  The Board of Managers shall arrange for the appropriate conduct of those accounts, including limitations on the identity and number signatories and amounts which may be expended without multiple signatures, and shall make disbursements solely for the business of the Company or for distributions to the Partners in accordance with this Agreement and the Charter Documents.  Any security deposits shall be maintained in a segregated interest bearing account and shall be distributed pursuant to the agreement under which the deposit is received.

7.7           Transactions with Affiliates.  Subject to Section 7.4(a), the Chief Executive Officer and the Board of Managers may cause the Company to transact business with any Partner or any Affiliate of any Partner for the performance of services or purchase of goods or other property that may at any time be reasonably required in carrying on the business of the Company; except that the compensation or price therefor shall not exceed that prevailing in arm’s length transactions and shall be on such standard commercial terms as are offered by other Third Parties rendering similar quality goods or services on comparable transactions as an on-going activity in the same geographical area.

7.8           Organization.  The parties hereto shall mutually agree upon the organizational structure of the Company

ARTICLE 8:
DISPUTE RESOLUTION

8.1           Negotiation Between Appointed Representatives.  Each of the Partners and the Company shall attempt in good faith to resolve any dispute arising out of or relating to the interpretation, breach or termination of this Agreement (a “Dispute”) promptly by negotiations between the Chief Executive Officer of PEC and Ritblatt.  Any Partner or the Company who is a party to a Dispute shall give the other Partners and the Company written notice of any Dispute not resolved in the normal course of business.  Within twenty (20) days after delivery of such a notice, executives of all Partners involved in the Dispute, and the Company, shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All negotiations pursuant to this Section 8.1 shall be confidential.

8.2           Arbitration.  In the event that any Dispute cannot be resolved pursuant to Section 8.1 within a period of thirty (30) days after delivery of such notice has been given, such Dispute shall be settled finally by arbitration in San Diego, California before one (1) arbitrator mutually agreed to by the Partners.  Such arbitration to be conducted by, per the procedures of, and at an office of the Judicial Arbitration and Mediation Service (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures. The arbitrator, who shall be experienced in the matters that are the subject of the Dispute or fundamental to understanding the nature of the Dispute, shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine.  The prevailing Partner in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith, including reasonable attorney fees.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

8.3           Irreparable Harm.  The Partners hereby reserve their right to seek immediate injunctive relief in the event of the breach of any provision of this Agreement where such breach may cause irreparable harm, the extent of which would be difficult to ascertain.  Accordingly, they agree that, in addition to any other legal remedies to which a non-breaching Partner might be entitled, such Partner may seek immediate injunctive relief in the event of any breach of any of the provisions of this Agreement either through arbitration or through the courts.

ARTICLE 9:
INDEMNIFICATION; LIMITATION ON DAMAGES,
CONTRACTUAL LIMITATIONS PERIOD

9.1           Indemnification.

(a)           From and after the Effective Date, each Partner shall indemnify and hold harmless, the Company and each other Partner and any Subsidiary of the Company (the “Indemnitees”) from any liability for, or arising out of or based on, or relating to only any Tax:

(i)           of such Partner or any Subsidiary of such Partner (other than the Company and its Subsidiaries for any period beginning on or after the Effective Date); or

(ii)           relating to the income, business, assets, property or operation of the Contributed Assets of such Partner, prior to and on the date of such Contributed Asset is effected to the Company.

(b)           An Indemnitee shall notify the indemnifying Partner of any claim for Tax in writing, and in reasonable detail, as promptly as reasonably possible after receipt by such Indemnitee of notice of such claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent that such Indemnifying Partner shall have been actually materially prejudiced as a result of such failure.  Thereafter, the Indemnitee shall promptly deliver to the Indemnifying Partner copies of all notices and documents received by the Indemnitee relating to such claim.

(c)           If a Tax Indemnitee receives a refund or credit of Taxes for which it has been indemnified pursuant to this Section 9.1 such Tax Indemnitee agrees to pay the indemnifying Partner the amount of such refund or credit (including any interest received thereon).

9.2           Limitation on Damages.

(a)           No Partner shall be liable for any direct or indirect, special, incidental or consequential loss or damage (including, without limitation, loss of profits or loss of use) suffered by any other Partner arising from or relating to a Partner’s performance, non-performance, breach of or default under a covenant, warranty, representation, term or condition hereof; each Partner, other than with respect to a claim arising from such other Partner’s gross negligence, willful misconduct or fraudulent actions, waives and relinquishes claims for indirect, special, incidental or consequential damages.

(b)           The limitations on liability and damages set out in Section 9.2(a) apply to all causes of action that may be asserted hereunder, other than a cause of action resulting from another Partner’s grossly negligent, willful misconduct or fraudulent actions, whether sounding in breach of contract, breach of warranty, tort, product liability, negligence or otherwise.

9.3           Contractual Limitation Period. Any arbitration, litigation, judicial reference or other legal proceeding involving the parties shall be commenced within three (3) years after the accrual of the cause of action or applicable statute of limitations if shorter.

ARTICLE 10:
CONFIDENTIAL INFORMATION

           10.1           Treatment of Confidential Information.  Confidential Information will be kept confidential and shall not be disclosed, in whole or in part, to any Person other than Affiliates, officers, directors, employees, agents or representatives of the Company or of a Partner or the Company’s or such Partner’s legal counsel or independent auditors, or prospective lenders to the Company or either Partner (collectively, “Representatives”) who need to know such Confidential Information for the purpose of negotiating, executing and implementing this Agreement and the transactions contemplated hereby.  The Company and each Partner agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms of this Section.  The Company and each Partner agrees to be liable for any breach of the terms hereof by its Representatives.  Nothing herein shall prevent the Company or either Partner from disclosing confidential Information (i) upon the order of any court or administrative agency, (ii) as required by law or upon the request or demand of, or pursuant to any regulation of, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, and/or (iv) to any actual or proposed permitted assignee of all or part of its rights hereunder provided that such actual or proposed assignee agrees in writing to be bound by the provisions of this Section.  Notwithstanding the foregoing, in the event that the Company or any shareholder intends to disclose any Confidential Information pursuant to clause (i) or (ii) of the preceding sentence, such Person agrees to (x) provide the other parties hereto with prompt notice before such disclosure in order that such parties may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such Confidential Information and (y) cooperate with such parties in attempting to obtain such order or assurance.  The Company and each Partner agrees that it will maintain all Confidential information disclosed to it in strict confidence and will take all reasonable measures to maintain the confidentiality of all such Confidential Information in its possession or control, but in no event less than the measures it uses to maintain the confidentiality of its own information of similar importance. The provisions of this Article 10 will survive termination of this Agreement.

10.2  Company Employees. The Company shall require each of its employees to sign written undertakings or agreements with the Company not to disclose any Confidential Information.

ARTICLE 11:
TRANSFERS OF INTERESTS AND ISSUANCE OF ADDITIONAL INTERESTS

11.1           Disposition of a Partner’s Partner Interest.  Subject to Sections 11.2, 11.3, 11.4, 11.7 11.8, 11.9, 11.10, 11.12 and 11.13 hereinbelow, no Partner may make any Disposition of all or any part of its Partner Interest or Units, in any manner, whether voluntarily or involuntarily, by operation of law or otherwise, to any person. Any transfer not in accordance with this Article 11 and the Charter Documents and applicable provisions of the law of the Company’s jurisdiction of organization will be voidable at the option of either the non-transferring Partner or the Company.

11.2           Right of First Refusal.

(a)           Subject to the provisions of Sections 11.3 and 11.7 below, in the event that a Partner desires to Dispose of all or any part of its Partner Interest (a “Selling Partner”) to a Third Party the non-selling Partners will have a right of first refusal (“Right of First Refusal”) in accordance with their Agreed Proportions on all sales of all or any part of the Selling Partner’s Partner Interest.  The Selling Partner shall first provide to the non-selling Partners a written notice of proposed sale (“Notice of Proposed Sale”) which shall specify the terms and conditions for such sale (excluding any terms which are not reasonably capable of acceptance or performance by the non-selling Partner) including the portion of such Selling Partner’s Partner Interest proposed to be sold, the price therefor and the identity of the purchaser.  The non-selling Partner(s) shall then have thirty (30) days from the date of such Notice of Proposed Sale (“Acceptance Period”) in which to elect to purchase such Selling Partner’s Partner Interest on the same terms and conditions as specified in such Notice of Proposed Sale by providing the Selling Partner written notice of its acceptance of such offer to purchase; provided, however, that on a sale of Units which, when combined with all other sales of Units by the Selling Partner during the immediately preceding twenty-four (24) months, would exceed in the aggregate 10% or more of the total outstanding Units of the Company the purchase price of the Units being sold by the Selling Partner shall not be less than the fair market value of the Units determined by an Independent Appraiser in accordance with Article 14.

(b)           If any component of the price specified in the Notice of Proposed Sale includes the issuance of a Third Party’s securities, a non-selling Partner will be deemed to have accepted the terms of such Notice of Proposed Sale if it agrees to pay the fair market value of such securities.  If such securities are traded on a nationally recognized securities exchange or trading system, the fair market value of such securities component shall be the thirty-day average closing price of such securities on the date of such Notice of Proposed Sale or if not so traded, the fair market value of such securities will be determined by an Independent Appraiser in accordance with Article 14.

(c)           If the non-selling Partner(s) have not given notice to the Selling Partner of their agreement to purchase the Selling Partner’s Units within the Acceptance Period prescribed above, then the Selling Partner shall be free to consummate the sale of its Units within sixty (60) days on such terms and conditions that are no less favorable to the Selling Partner than the terms and conditions specified in such Notice of Proposed Sale. If such sale is not consummated within such sixty (60) day period immediately following the Acceptance Period or the amount of Units to be sold increases to 10% or more of all outstanding Units of the Company or terms and conditions stated in the Notice of Proposed Sale materially change, then any sale of such Selling Partner’s Units must comply with the provisions of this Section 11.2 and a new Notice of Proposed Sale shall be provided to the non-selling Partner(s).

11.3           Assignment to Affiliate.  Notwithstanding anything to the contrary stated herein, a Partner’s Partner Interest or any rights or obligations of such Partner hereunder may be assigned to any Affiliate of such Partner who becomes a party to this Agreement pursuant to Section 11.7; provided, that the assigning Partner shall remain liable as the primary obligor of such Partner’s obligations under this Agreement and subject to the provisions of Sections 6.9 and 6.13 and upon the reasonable request of the Board of Managers such Partner shall execute any and all documentation deemed reasonable and desirable to effectuate such continuing obligation; provided, further, that in the event that any such assignee shall cease to be a Affiliate of the assigning party, such assignee shall promptly assign such Partner Interest or rights or obligations hereunder back to the original assignor.  Notwithstanding the foregoing, a Partner may be released in whole or in part from its obligations under this Agreement in connection with any such assignment upon the unanimous approval of the remaining Partners.

11.4           Deemed Offer of Units Upon Buy-Out Event.  Upon the occurrence of a Buy-Out Event, the Units of the Partner with respect to whom a Buy-Out Event occurs (the “Transferring Partner”) are deemed to be offered for transfer to (i) the other Partners, and (ii) the Company, on the terms and conditions set out in Section 11.5 in due accordance with the provisions of the Charter Documents, subject to the following:

(a)           Priority of Purchase Right.  The Partners shall have priority over the Company in the exercise of their right to purchase Units following a Buy-Out Event.  The Partners shall notify the Company within thirty (30) days of their being informed of the occurrence of the Buy Out Event and the purchase consideration for the Units.  If more than one Partner offers to purchase the Units subject to the Buy-Out Event, the Units to be acquired from the Transferring Partner shall be apportioned between the purchasers pro-rata according to their respective Agreed Proportions, or unless mutually agreed otherwise by the Partners.

(b)           No Purchase Effected.  If the Units so offered, or any portion thereof, are not purchased by the other Partners or the Company, the Transferring Partner may retain its Units.

11.5           Terms of Contract.  The terms of a contract arising under Section 11.4 are as follows:

(a)           the purchase consideration is the fair market value of the Units of the Transferring Partner as agreed between the Partners within thirty (30) days of the Buy-Out Event or, failing agreement between the Partners, determined by the Independent Appraiser in accordance with Article 14;

(b)           the Transferring Partner warrants that:

(i)           it has, or on the date of completion of the sale and purchase will have, a clear and unencumbered title to each of the Units the subject matter of the sale and purchase; and

(ii)           each of the Units the subject matter of the sale and purchase is sold free from any encumbrance and shall be transferred with all rights and obligations appurtenant thereto;

(c)           the Transferring Partner must pay any stamp duty or other transfer taxes payable on transfer of the Transferring Partner’s Units;

(d)           completion is subject to, and conditional upon, any necessary regulatory approvals (which the Transferring Partner and the purchasing Partner(s) undertake to use all reasonable efforts to obtain);

(e)           subject to satisfaction of any condition precedent referred to Section 11.5(d) completion must occur within ten (10) days after the Independent Appraiser has determined the fair market value of the Transferring Partner’s Units; and

(f)           at completion, the Transferring Partner must tender to the other Partner(s) against a bank check for the purchase consideration calculated in accordance with Section 11.5(a):

(i)           in respect of all the Transferring Partner’s Units, the Unit certificates and duly executed instruments of transfer in registrable form naming as transferee the other Partner(s) or its nominee(s), as applicable;

(ii)           the written resignations of each Director appointed by the Transferring Partner; and

(iii)           any other document which the other Partner(s) require to obtain good title to the Units and to enable the other Partner(s) to ensure the registration of the Units in its name or the names of its nominee(s), as applicable.

11.6           Attorney. Each Partner irrevocably appoints every Director from time to time, jointly and severally, as its attorney and attorneys, on its behalf and in its name to transfer its Units in accordance with Section 11.5 to execute under hand or under seal and deliver (conditionally or unconditionally) in any place that the attorney chooses any instrument of transfer in respect of those Units and any other documents that in the opinion of the attorney are necessary to carry out any of the provisions of Section 11.5.

11.7           Deed of Ratification and Accession.  The Partners must ensure that the Board of Managers does not register a person (who at the time of registration is not a Partner) as a Member whether pursuant to:

(a)           an issue of additional Units;

(b)           a transfer of Units; or

(c)           otherwise,

unless that person has first entered into a deed of ratification and accession agreeing to be bound by the terms and conditions of the Operating Agreement as a Member of the Company.

11.8           Issuance of Additional Units.

(a)           Generally. Subject to required Board approval and Article 5 of this Agreement, the Company may from time to time offer and issue additional Units to any person in such amounts, on such terms and conditions and for such consideration as the Board from time to time may determine; provided, however, that the first Units sold by the Company pursuant to this Section 11.8 shall be the Reserved Units. Each Partner agrees to fully cooperate in the preparation of a business plan representing the estimated funding requirements of the Company in relation to such subsequent offerings, including but not limited to research, website design/development, business development, launch of the project, sales support and translation among other things.  Each Partner further agrees to provide, as promptly as possible, all such information as shall be requested by legal counsel in the preparation of any offering documents and filings associated with such offerings.

(b)           Employee Share Ownership.  Subject to Board approval, the Partners agree to consider the adoption of an employee equity incentive option plan, pursuant to the provisions of the applicable law of the Company’s jurisdiction of organization.  Any such plan shall include not more than 2,000,000 Units which may be granted to employees, outside researchers or consultants to the Company.  The grant of any one award under the plan shall be limited to 5% of the outstanding Units of the Company up to the maximum of 2,000,000 Units.

(c)           Anti-dilution.  If at any time or from time to time after the Effective Date, the Company issues or sells additional Units, then and in each such case, the Partners shall be issued a number of additional Units necessary to maintain their respective Partner Interests in the Company at not less than 20% in the case of PEC and 10% in the case of Ritblatt, which percentage shall be reduced by sales made by the respective Partner, or its or her successors in interest, of Units held by such Partner.

11.9           Drag-Along Rights.

(a)           Subject to Section 11.2, in the event a Selling Partner receives a bona fide third-party offer to purchase Units representing 90% or more of all outstanding Units of the Company, the Selling Partner shall be entitled to require the other Partner (“Drag-Along Partner”) to sell and transfer all of its Units (“Dragged Units”) on the same terms (“Drag-Along Right”) as the Selling Partner provided that the purchase price is not less than the fair market value determined by an Independent Appraiser pursuant to Article 14 unless otherwise mutually agreed by the Partners.

(b)           To exercise a Drag-Along Right, the Selling Partner shall request the sale and transfer of the Dragged Units by the Drag-Along Partner to the Third Party by written notice to the Drag-Along Partner no later than thirty (30) days following the purchase option being delivered to the Drag-Along Partner (the “Drag-Along Notice”) extended to allow for valuation of the Units under Article 14 unless a valuation performed within the preceding six (6) months is readily available.  The Drag-Along Notice shall include the full terms of the offer and the identity of the prospective purchaser.

(c)           Within thirty (30) days following the receipt of the Drag-Along Notice, the Drag-Along Partner shall sell its Dragged Units to the Third Party (i) on the same terms and conditions as the Selling Partner sells its Units to the Third Party but not on terms and conditions less favorable than set out in the purchase option and (ii) subject to the disposal of its Units by the Selling Partner to the Third Party; provided, however, that the liability of the Partners under such definitive agreements shall be several and not joint and several.

(d)           Each Partner undertakes to take all actions necessary for a sale to the prospective purchaser following the exercise of the Drag-Along Right, according to the provisions of this section.

(e)           The Selling Partner shall have a period of thirty (30) days from the date of the delivery of the Drag-Along Notice to consummate the sale and transfer on the terms and conditions set forth in the Drag-Along Notice; provided, however, that, if such sale and transfer is subject to governmental or regulatory consents, approvals or clearances (including expiration or termination of all applicable waiting periods under applicable law), such thirty- (30-) day period shall be extended until the expiration of ten (10) business days after all such consents, approvals or clearances (including expiration or termination of all applicable waiting periods under applicable law) have been received, but in no event later than five (5) months following the date of the delivery of the Drag-Along Notice. If the sale and transfer shall not have been consummated during such period, the Selling Partner shall return to the Drag-Along Partner any documents in the possession of the Selling Partner executed by the Drag-Along Partner in connection with such proposed sale and transfer, and all the restrictions on transfers of Units contained in this Agreement or otherwise applicable at such time with respect to the Units shall again be in effect.

(f)           Concurrently with the consummation of the sale and transfer of Units pursuant to this Section 11.9, the Selling Partner shall give notice thereof to the Drag-Along Partner, shall remit to the Drag-Along Partner the total consideration (the cash portion of which is to be paid by wire transfer in accordance with the Drag-Along Partner’s wire transfer instructions) for the Units transferred in such sale and transfer, and shall furnish such other evidence of the completion and time of completion of such sale and transfer and the terms thereof as may be reasonably requested by the Drag-Along Partner.

11.10           Tag-Along Rights.

            (a)                      Subject to Section 11.2, in the event that a Partner (the “Seller”) proposes to Dispose of any Units represent at least 1% of all outstanding Units of the Company, including all sales by the Seller made during the preceding twelve (12) months, on an as-converted basis held by it and its Affiliates, other than to an Affiliate in accordance with Section 11.3, then the other Partner shall have the right (the “Tag-along Right”) to require the proposed purchaser to purchase from such other Partner up to the number of whole Units not to exceed the number derived from the following formula:

N x TS = Tag
                 S
where

N   =   total number of Units owned by such other Partner

TS  =   total number of Units proposed to be Disposed of by the Seller

S   =   total number of Units owned by the Seller immediately prior to the Disposition

Tag =   number of Units in respect of which such other Partner may exercise Tag-Along Rights.

Any Units purchased from the other Partners pursuant to this Section 11.10 shall be paid for in the same consideration received by the Seller at the same price per Unit and upon the same terms and conditions as the proposed Disposition by the Seller; provided, however, that in no event shall such other Partner be required to make any representations or provide any indemnities with respect to matters relating solely to the Seller and; provided further, that on a sale of Units representing 10% or more of the total outstanding Units of the Company, the purchase price of the Units being sold by the Seller shall not be less than the fair market value of the Units determined by an Independent Appraiser in accordance with Article 14.

(b)           The Tag-Along Right may be exercised by the other Partners by delivery of a written notice to the Seller (the “Tag-along Notice”) within thirty (30) days following delivery of the Notice of Proposed Sale by the Seller, extended to allow for valuation of the Units under Article 14 unless a valuation performed within the preceding six (6) months is readily available.  The Tag-Along Notice shall state the amount of Units that such other Partner proposes to include in such Disposition to the proposed purchaser (not to exceed the number determined as aforesaid).  If a Partner has not so delivered a Tag-Along Notice as set forth above it shall be deemed to have waived all of its rights with respect to participating in the Transfer, and the Seller shall thereafter be free (subject to Section 11.9(d)) to sell to the proposed purchaser, at a price no greater than the price for such Shares set forth in the Tag-along Notice and on other principal terms which are not more favorable to the Seller than those set forth in the Notice of Proposed Sale, without any further obligation to such other Partner.  If, prior to consummation, the terms of such proposed Disposition shall change with the result that the price shall be greater than the Unit price for such Units set forth in the Notice of Proposed Sale or the other principal terms shall be substantially more favorable to the Seller than those set forth in the Notice of Proposed Sale, it shall be necessary for a separate Notice of Proposed Sale to be furnished, and the terms and provisions of this Section 11.10 separately complied with, in order to consummate such proposed Disposition pursuant to this Section 11.10.

(c)           The acceptance of any other Partners shall be irrevocable except as hereinafter provided, and each accepting Partners shall be severally bound and obligated to sell in the Disposition on the same terms and conditions with respect to each Unit sold as the Seller, such number of Units as such other Partners shall have specified in such Tag-Along Notice; provided, however, that in the event there is any change in the price or terms of the proposed Disposition, the Seller shall notify the other Partners of such changes and such other Partner have the right to withdraw its Tag-Along Notice, in whole or in part.   In the event the Seller shall be unable to obtain the inclusion in the Disposition of the entire number of Units which the Seller and the other Partners desire to have included in the Disposition (as evidenced in the case of the Seller by the Tag-Along Notice and in the case of the other Partners by the Tag-Along Notice), the number of Units to be sold in the Disposition by each of the Seller and the Other Partners shall be reduced on a pro rata basis in accordance with their respective Agreed Proportions.

(d)           If at the end of the 90th day following the date of the delivery of the Sale Notice the Seller has not completed the Disposition (other than as a result of a breach of this Agreement by such other Partners), such other Partners shall be released from their obligations under their Tag- along Notice, the Tag-Along Notice shall be null and void,  and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 11.10 separately complied with, in order to consummate such Transfer pursuant to this Section 11.10.

(e)           The exercise or non-exercise of the rights of any Partner to participate in one or more Dispositions of Units shall not adversely affect such Partner’s right to participate in subsequent Dispositions of Units.

11.11           Termination of Restrictions on Transfer.  With the exception of the conversion option set forth in Section 11.12 and Section 11.13, the provisions of this Article 11 restricting a Partner’s ability to transfer its Units shall expire and be of no further force and effect upon the consummation of an underwritten initial public offering of the Units of the Company approved by the Company’s Board of Managers or upon a Change of Control.

11.12           Conversion Option.

(a)           On or after the second anniversary of the Effective Date, each of PEC and Ritblatt shall have the option to convert, in whole at any time or in part from time to time, her outstanding Units in the Company into fully-paid and nonassessable shares of the no par value common stock of PEC (the “PEC Stock”) upon written notice to PEC stating the number of Units to be converted.  No later than thirty (30) days following receipt of such notice by PEC, as extended to allow for valuation of the Company by an Independent Appraiser, PEC shall cause its transfer agent to issue the Conversion Price to the converting Partner; provided, however, that a new valuation shall not be required if the most recent valuation of the Company under Article 14 is dated within six (6) months preceding the exercise of the option. The number of shares of PEC Stock to which the converting Partner is entitled upon conversion shall be the product obtained by dividing the value of the Units being converted as determined by an Independent Appraiser under Article 14 hereof by the thirty- (30-) day average closing price of the PEC Stock on the Pink OTC Markets or such other trading system or exchange upon which it is then traded as adjusted for any declared but unpaid common stock dividend on, or declared but unaffected stock split, reverse split, reclassification or combination of, PEC Stock (the “Conversion Price”).   Upon receipt a valuation report from an Independent Appraiser, which shall not be older than six (6) months from such date, PEC shall set aside and hold in reserve a number of authorized by unissued shares of PEC Stock as shall be necessary to enable the converting Partner to convert all of her Units pursuant to this Section 11.12(a).  In the event of a conversion pursuant to this Section 11.12(a), the converting Partner shall be responsible for payment of all taxes that may be imposed with respect to the issue and delivery of the PEC Stock.

                (b)           [Reserved.]

(c)           Conversion of Units by either Partner under either 11.12(a) shall be deducted from the ownership percentage required by Section 11.8(c) in the event additional Units are later issued by the Company.

(d)           In addition to any restrictions imposed by law on the sale or other disposition of PEC Stock, any recipient of PEC Stock pursuant to this Section 11.12 shall be subject to the following restrictions on resale of the PEC Stock:

(i)
Such recipient receiving shares of PEC Stock representing 5% or more of the then total outstanding PEC Stock, or who otherwise falls within the definition of an “insider” of PEC according to its then current insider trading policy, shall agree to be bound by the terms and conditions of PEC’s insider trading policy; and

(ii)
In no event may any recipient of PEC Stock issued pursuant to this Section 11.12 sell or otherwise dispose of more than 20% of the total number of shares of PEC Stock received by such recipient upon exercise of the option in any ninety- (90-) day period other than in accordance with Section 11.13 below.

(e)           No factional shares of PEC Stock shall be issued upon conversion of Units pursuant to this Section 11.12.

(f)           The issuance of PEC Stock in accordance with this Section 11.12 shall be subject to such opinions as may be required, in the good faith discretion of PEC, from PEC’s legal and/or financial advisers.

11.13           Permitted Transactions.  The provisions of this Article 11 restricting a Partner’s ability to transfer its Units shall not apply to any transfer to the ancestors, descendants or spouse upon the Partner’s death or disability or to trusts established for the benefit of such Persons or the Partner made solely for estate planning purposes.  For purposes of this Agreement, a Partner shall be considered “disabled” if such Partner would be determined to be disabled under the Americans with Disabilities Act of 1990, as amended.

ARTICLE 12:
VOTING AGREEMENT

The Partners hereby acknowledge and agree to vote to elect at any general or special meeting of Members considering such matter as managers of the Company those nominees designated by PEC (3) and Ritblatt (1), as provided herein, and to elect the Chief Executive Officer as designated pursuant to Section 4.3.  Further, the Partners hereby agree to vote in favor of any resolution for the suspension or dismissal of a Director made subject to a vote of any general or special meeting of Partners in accordance with Section 7.2(b) hereof.

ARTICLE 13:
DISSOLUTION AND WINDING UP

The Company shall be dissolved and wound up upon the resolution of the Members in accordance with the Charter Documents and applicable law.  The Board shall supervise the liquidation and winding up of the Company.

ARTICLE 14:
INDEPENDENT VALUATION

14.1           Application of Article.  This Article 14 applies where the Partners are required to obtain an independent valuation of Units under this Agreement.

14.2           Appointment of Independent Appraiser.

(a)           If this Article 14 applies, the Board shall appoint a suitably qualified and experienced Independent Appraiser who shall be a an accounting firm, which must be a second-tier accounting firm or higher, with offices located in the County of San Diego, State of California (the “Independent Appraiser”) to determine the value of each Unit in accordance with this Article 14.

(b)           The Independent Appraiser must not have had any business dealings with any Partner or any of its Affiliates in the two (2) years before the date of appointment.

14.3           Valuation.  The Independent Appraiser must be instructed to determine the fair market value of the Units by valuing the Company (including any subsidiary of the Company) as a whole on a going concern basis (taking into account the terms of this Agreement) as at the end of the month before the month in which the Independent Appraiser is appointed under this Article 14 (“Valuation Date”).  In making his valuation, the Independent Appraiser shall assume that the event which has given rise to the appointment of the Independent Appraiser has occurred even if, as of the Valuation Date, it had not occurred.  The fair market value of each Unit will be the proportionate amount of the value of the Company which that Unit represents when compared to the total number of Units.

14.4           Access to Information.  The Board shall ensure that the Independent Appraiser has a right of access at all reasonable times to the accounting records and other records of the Company (including any subsidiary of the Company) and is entitled to require from any officer of the Company any information and explanation which the Independent Appraiser requires to value the Company.

14.5           Period of Determination.  The Board must use commercially reasonable efforts to ensure that the Independent Appraiser makes a determination as soon as practicable and in any event within forty-five (45) days after appointment.

14.6           Process.  The Partners agree that, in determining a value for the Units under this Article 14, the Independent Appraiser:

(a)           will act as an expert and not as an arbitrator;

(b)           may obtain or refer to any documents, information or material and undertake any inspections or inquiries as he or she determines appropriate;

(c)           must provide the Partners with a draft of his or her determination and must give the Partners a reasonable opportunity to comment on the draft determination before it is finalized; and

(d)           may engage any assistance which he or she reasonably believes is appropriate or necessary to make a determination.

14.7           Final and Binding.  The Independent Appraiser’s determination will be final and binding on the Partners.

14.8           Costs.  The Company will bear the costs and expenses of the Independent Appraiser.

ARTICLE 15:
MISCELLANEOUS PROVISIONS

15.1           Governing Law.  This Agreement and the rights and liabilities of the Partners hereunder, shall be governed by and construed in accordance with the laws of the State of California without reference to the conflict of law’s provisions thereof.

15.2           Captions.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

15.3           Construction.  References in this Agreement to a statute or statutory instrument include a statute or statutory instrument amending, consolidating or replacing them, and references to a statue include statutory instruments and regulations made pursuant to it.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.  This Agreement has been negotiated by the Partners hereto, each of which has been independently represented by counsel and shall be interpreted in accordance with its terms without any strict construction for or against any Partner.

15.4           Survival.  All representations and warranties herein shall survive until the dissolution and final liquidation of the Company, except to the extent that a representation or warranty expressly provides otherwise.  In addition Article 8, Article 9, Article 10, Article 15 and Article 16 shall survive the expiration or earlier termination of this Agreement.

15.5           Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereto is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the terms or provisions of this Agreement and the Partners agree that they will negotiate in good faith to achieve an agreement that produces the same or a substantially similar result.

15.6           Assignment; Successors.  Except as otherwise set forth herein, neither party may assign or delegate any of its rights or obligations hereunder. Any assignment or delegation in derogation of this Section 15.6 shall be null and void.  Subject to the limitations on transferability contained herein, each and all of the covenants, terms, provisions and agreements herein contained in shall be binding upon and inure to the benefit of the successors and assigns (including an assignee of all or part of an interest in the Company ) of the respective Partners hereto.

15.7           Execution and Counterparts.  This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement. In addition, this Agreement may be executed through the use of counterpart signature pages.  The signature of any Partner on any counterpart agreement or counterpart signature page shall be deemed to be a signature to, and may be appended to, one document.

15.8           Third Party Beneficiary.  No provision of this Agreement is intended to be for the benefit of or enforceable by any Third Party except for the Company.

15.9           No Agency.  Nothing in this Agreement or the Schedules hereto shall be deemed to create any partnership or agency relationship between any Partners or between all the Partners.  The Partners and the Company are each independent companies who shall deal with each other in arm’s length transactions.  Neither Partner nor the Company shall be entitled to act on behalf of and/or bind any one or more of the others without prior written authorization establishing its authority to do so.

15.10           Entire Agreement.  This Agreement, together with all Schedules thereto, and the Charter Documents, collectively set out the entire understanding and agreement between the Partners with respect to the matters specifically addressed herein and therein and merger and supersedes all previous communications, negotiations, representations and agreements, either oral or written, with respect to the subject matter hereof and thereof; provided that, in the event of any inconsistency between this  Agreement and the Operating Agreement, this Agreement shall control as between the Partners.  No agreements, guarantees or representations, whether oral or in writing, have been concluded, issued or made, upon which any Partner is relying in concluding this Agreement and the Charter Documents except to the extent expressly set out herein or therein.

15.11           Amendment.  The amendment of this Agreement shall require the written consent or affirmative vote of each Partner hereto.

15.12           Notices.  Any notice, consent, election, approval, payment, demand, or communication required or permitted to be given by this Agreement shall be in writing, must be in English and shall be deemed to have been sufficiently given or served for all purposes if delivered personally or by facsimile to the Partner or to an officer of the Partner to which directed or if sent by registered or certified mail, postage and charges prepaid, addressed to the address contained in the records of the Company.  Any such notice shall be deemed to be given on the date on which it was delivered personally, sent by facsimile with transmission confirmation (provided that the Partner giving notice shall also have deposited such notice for mailing pursuant to the provisions of this Section 15.12) or three (3) calendar days (or, if to an address outside the United States, seven (7) calendar days) after deposited in a regularly maintained receptacle for the deposit of United States Air Mail addressed as set out above.  Any Partner may change its address for purposes of this Agreement by giving the other Partners notice of such change in the manner as set out above.  The Partners mutually agree that each will reasonably cooperate with the other to reduce notice periods stated in Sections 5.1, 11.2 and 11.10 of this Agreement.

15.13           Further Documents.  The Partners hereto agree to execute and deliver to each other and/or to the Company, as the case may be, all such additional instruments, to provide all such information, and to do or refrain from doing all such further acts and things as may be necessary or as my be reasonably requested by any Partner hereto, more fully to vest in, and to assure each Partner of, all rights, powers, privileges, and remedies, herein intended to be granted or conferred upon such Partner or the Company.

15.14           Action by the Company.  Wherever in this Agreement it states that any action is to be taken by the Company, it shall mean that the Partners to this Agreement shall endeavor to use all reasonable efforts as Partners of the Company to cause the Company to take such action as herein described.

15.15           Several Liability. The obligations of each of the Partners under this Agreement are several and not joint.

15.16           Fees and Expenses. Each party will pay its own fees and expenses in connection with the formation of the Company and the preparation and negotiation of this Agreement and the Related Agreements.

15.17           Prevalence of Agreement. In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Charter Documents of the Company, the terms of this Agreement shall prevail as between the Parties except as otherwise provided by applicable law.

ARTICLE 16:
WAIVER OF CONFLICT OF INTEREST

EACH OF THE PARTNERS HAS BEEN OR HAS HAD TO OPPORTUNITY TO BE REPRESENTED BY SEPARATE COUNSEL IN CONNECTION WITH THIS AGREEMENT AND THE CHARTER DOCUMENTS.  SUCH COUNSEL HAS NOT REPRESENTED THE COMPANY TO DATE.  THE LAWYERS, ACCOUNTANTS AND OTHER EXPERTS WHO HAVE PERFORMED SERVICES FOR THE PARTNERS IN THE PAST MAY PERFORM SERVICES FOR THE COMPANY AND MAY CONTINUE TO ALSO PERFORM SERVICES FOR THE SEPARATE PARTNERS IN THE FUTURE.  TO THE EXTENT THAT SUCH DUAL REPRESENTATION CONSTITUTES A CONFLICT OF INTEREST, THE COMPANY AND EACH OF THE PARTNERS HEREBY EXPRESSLY WAIVE ANY SUCH CONFLICT OF INTEREST WITH RESPECT TO ANY SUCH DUAL REPRESENTATION RELATIVE TO THE NEGOTIATION, AUTHORSHIP AND EXECUTION OF THIS AGREEMENT AND THE CHARTER DOCUMENTS.

EMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have each executed or caused this Agreement to be executed of the date and year first above written.

Pacific Entertainment Corporation		Shulamit Ritblatt

By:	/s/ Klaus Moeller	/s/ Shulamit Ritblatt
Klaus Moeller, CEO

Circle of Education, LLC

By:	/s/ Larry Balabban, CEO
Larry Balabban, CEO